[Letterhead of DNP Select Income Fund Inc.]

February 14, 2003

Banc of America Securities LLC
600 Montgomery Street
San Francisco, California 94111

            Re:  Amendment to Placement Agency Agreement

Ladies/Gentlemen:

            Please refer to the Placement Agency Agreement dated as of April 29, 1993 (the "Placement Agency Agreement") between DNP Select Income Fund Inc. (f/k/a Duff & Phelps Utilities Income Inc.) (the "Fund") and you, as successor to Continental Bank N.A.  Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Placement Agency Agreement.

            Concurrently herewith, the Fund will (a) terminate the Amended and Restated Credit Agreement dated as of June 9, 1994 among the Fund, various financial institutions and Bank of America, N.A. (f/k/a Continental Bank N.A.), as agent, and (b) enter into a credit agreement with various financial institutions and The Bank of New York, as administrative agent.

            Accordingly, the Fund proposes to amend the Placement Agency Agreement and that this letter evidence our agreement regarding such amendment.

            The Placement Agency Agreement is hereby amended as follows:

            (a)        All references to "Continental Bank N.A." or "Continental Bank" shall be deemed to refer to Banc of America Securities LLC;

            (b)        All references to "Duff & Phelps Utilities Income Inc." shall be deemed to refer to
                        "DNP Select Income Fund Inc.";

            (c)        All references to "Standard & Poor's Corporation" shall be deemed to refer to
                        "Standard & Poor's Ratings Services, a division of The McGraw Hill Companies,
                        Inc.";

            (d)        The first sentence of Section 3(m) of the Placement Agency Agreement is
                        amended to read in its entirety as follows:

                                    "That certain Credit Agreement, dated as of February 14, 2003, among the Company, certain commercial lending institutions and The
                        Bank of New York, as administrative agent, as the same may be amended, supplemented, amended and restated or otherwise modified or replaced from time to time, remains in full force and effect."

            (e)        The indented paragraphs in Section 10 (Notices) of the Placement Agency
                        Agreement are amended to read in their entirety as follows:

                        If to the Company:

                                    DNP Select Income Fund Inc.
                                    55 East Monroe Street, Suite 3600
                                    Chicago, Illinois 60603
                                    Attention:  Nathan I. Partain
                                    Telephone No.:  (312) 368-5510
                                    Facsimile No.:   (312) 630-2226

                        If to Banc of America Securities LLC:

                                    Banc of America Securities LLC
                                    600 Montgomery Street
                                    San Francisco, California 94111
                                    Attention: Paul J. Kline
                                    Telephone No: (415) 913-6216
                                    Facsimile No.: (415) 913-6288

            The execution and delivery of this agreement shall not be deemed to expressly or impliedly amend, modify or supplement provisions of the Placement Agency Agreement other than as set forth herein.  The Placement Agency Agreement, as amended hereby, shall continue in full force and effect.

            This agreement shall become effective upon the Fund's receipt of written confirmation from Moody's and S&P that the amendments to the Placement Agency Agreement described herein will not result in a reduction or withdrawal of their respective ratings of the CP Notes.

            This agreement may be executed by the parties on separate counterparts, each of which shall be deemed to be an original, and all of which shall together constitute but one and the same original.

            This agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Illinois without regard to any otherwise applicable principles of conflicts of law.

            Please indicate your agreement regarding the proposed amendment by executing a copy hereof where indicated below and returning such executed copy hereof to the Fund.

                                                                        Very truly yours,

                                                                        DNP SELECT INCOME FUND INC.

                                                                        By: /s/ Nathan I. Partain
                                                                               Name:  Nathan I. Partain
                                                                              Title:    President and CEO

Agreed as of the date
first above written:

BANC OF AMERICA SECURITIES LLC

By: /s/ Paul Kline
       Name: Paul Kline
      Title:   Principal